                                        NEWS RELEASE

PAR PACIFIC HOLDINGS REPORTS SECOND QUARTER 2021 RESULTS

HOUSTON, August 4, 2021 - Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the quarter ended June 30, 2021.

Second Quarter 2021 Highlights

•Net Loss of $109.0 million, or $(1.84) per diluted share
•Adjusted Net Loss of $48.0 million, or $(0.81) per diluted share
•Adjusted EBITDA of $(6.7) million
•Financial results include a $27.3 million RINs mark-to-market (MTM) expense related to the 2019 and 2020 compliance years
•Repaid $85 million in debt during June

Par Pacific reported a net loss of $109.0 million, or $(1.84) per diluted share, for the quarter ended June 30, 2021, compared to a net loss of $40.6 million, or $(0.76) per diluted share, for the same quarter in 2020. Second quarter 2021 Adjusted Net Loss was $48.0 million, compared to Adjusted Net Loss of $90.8 million in the second quarter of 2020. Second quarter 2021 Adjusted EBITDA was $(6.7) million, compared to $(50.3) million in the second quarter of 2020. A reconciliation of reported non-GAAP financial measures to their most directly comparable GAAP financial measures can be found in the tables accompanying this news release.

“We reported strong logistics and retail results during the quarter, reflecting the ongoing recovery and strong summer travel season,” said William Pate, President and Chief Executive Officer. “Our refining business is well-positioned to return to profitability as the market environment improves. With limited capital investment requirements, we are committed to further reducing our debt and improving our capital structure through free cash flow generation.”
Refining
The Refining segment reported an operating loss of $99.1 million in the second quarter of 2021, compared to an operating loss of $36.8 million in the second quarter of 2020. Adjusted Gross Margin for the Refining segment was $19.2 million in the second quarter of 2021, compared to $(22.3) million in the second quarter of 2020.

Refining Adjusted EBITDA was $(28.7) million in the second quarter of 2021, compared to $(71.7) million in the second quarter of 2020. Second quarter 2021 Refining segment Adjusted EBITDA was negatively impacted by a MTM expense of $27.3 million related to increased RINs prices.

Hawaii
The 3-1-2 Singapore Crack Spread was $4.38 per barrel in the second quarter of 2021, compared to $(0.14) per barrel in the second quarter of 2020. Throughput in the second quarter of 2021 was 84 thousand barrels per day (Mbpd), compared to 67 Mbpd for the same quarter in 2020. Production costs were $3.40 per throughput barrel in the second quarter of 2021, compared to $4.45 per throughput barrel in the same period in 2020.

The Hawaii refinery’s Adjusted Gross Margin of $0.34 per barrel during the second quarter of 2021 reflects a RINs MTM expense of approximately $14.0 million, or $1.83 per barrel.

Washington
The Pacific Northwest 5-2-2-1 Index averaged $16.05 per barrel in the second quarter of 2021, compared to $11.92 per barrel in the second quarter of 2020. The Washington refinery’s throughput was 39 Mbpd in the second quarter of 2021, compared to 36 Mbpd in the second quarter of 2020. Production costs were $3.28 per throughput barrel in the second quarter of 2021, compared to $3.76 per throughput barrel in the same period in 2020.

The Washington refinery’s Adjusted Gross Margin of $(0.04) per barrel during the second quarter of 2021 reflects a RINs MTM expense of approximately $5.9 million, or $1.69 per barrel.

Wyoming
During the second quarter of 2021, the Wyoming 3-2-1 Index averaged $30.04 per barrel, compared to $17.39 per barrel in the second quarter of 2020. The Wyoming refinery’s throughput was 18 Mbpd in the second quarter of 2021, compared to 13 Mbpd in the second quarter of 2020. Production costs were $5.71 per throughput barrel in the second quarter of 2021, compared to $7.72 per throughput barrel in the same period in 2020.

The Wyoming refinery's Adjusted Gross Margin of $10.25 per barrel during the second quarter of 2021 reflects a RINs MTM expense of approximately $7.3 million, or $4.48 per barrel, partially offset by a FIFO (first-in, first-out) benefit of approximately $4.7 million, or $2.85 per barrel.

Retail
The Retail segment reported operating income of $12.7 million in the second quarter of 2021, compared to operating income of $16.2 million in the second quarter of 2020. Adjusted Gross Margin for the Retail segment was $31.8 million in the second quarter of 2021 and $34.2 million in the same quarter of 2020.

Retail Adjusted EBITDA was $14.4 million in the second quarter of 2021, compared to $18.8 million in the second quarter of 2020. The Retail segment reported sales volumes of 28.9 million gallons in the second quarter of 2021, compared to 22.6 million gallons in the same quarter of 2020.

Logistics
The Logistics segment reported operating income of $14.5 million in the second quarter of 2021, compared to $6.3 million in the second quarter of 2020. Adjusted Gross Margin for the Logistics segment was $23.4 million in the second quarter of 2021, compared to $14.5 million in the same quarter of 2020.

Logistics Adjusted EBITDA was $19.9 million in the second quarter of 2021, compared to $12.2 million in the second quarter of 2020.

Laramie Energy
Due to the discontinuation of the equity method of accounting as of June 30, 2020, we recorded no equity earnings (losses) from Laramie in the second quarter of 2021. Laramie’s total net income was $0.1 million in the second quarter of 2021, compared to net loss of $14.3 million in the second quarter of 2020. Laramie’s total Adjusted EBITDAX was $15.2 million in the second quarter of 2021, compared to $5.4 million in the second quarter of 2020.

On July 1, 2021, Laramie Energy entered into a four-year, term loan agreement in the principal amount of $160 million. Proceeds from this term loan were used to fully repay Laramie Energy’s revolving credit facility.

Liquidity
Net cash provided by operations totaled $32.6 million for the three months ended June 30, 2021, compared to net cash provided by operations of $19.3 million for the three months ended June 30, 2020. Net cash used in investing activities totaled $5.8 million for the three months ended June 30, 2021, compared to net cash used in investing activities of $15.2 million for the three months ended June 30, 2020. Net cash used in financing activities totaled $67.1 million for the three months ended June 30, 2021, compared to net cash provided by financing activities of $76.7 million for the three months ended June 30, 2020.

At June 30, 2021, Par Pacific’s cash balance totaled $174.3 million, long-term debt totaled $571.0 million, and total liquidity was $243.5 million. Net debt was $413.8 million at June 30, 2021.

Conference Call Information
A conference call is scheduled for Thursday, August 5, 2021 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-866-807-9684 inside the U.S. or 1-412-317-5415 outside of the U.S. and ask for the Par Pacific call. Please dial in at least 10 minutes early to register. The webcast may be accessed online through the Company’s website at http://www.parpacific.com on the Investors page. A telephone replay will be available until August 19, 2021 and may be accessed by calling 1-877-344-7529 inside the U.S. or 1-412-317-0088 outside the U.S. and using the conference ID 10158580.

About Par Pacific
Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy, infrastructure, and retail businesses. Par Pacific’s strategy is to acquire and develop businesses in logistically complex markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with 94,000 bpd of operating refining capacity, a logistics system supplying the major islands of the state and 90 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 60,000 bpd of combined refining capacity, related multimodal logistics systems, and 30 retail locations. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

Forward-Looking Statements
This news release (and oral statements regarding the subject matter of this news release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about: expected market conditions; expected refinery throughput; anticipated cost savings; anticipated capital expenditures, including major maintenance costs, and their effect on our financial and operating results, including earnings per share and free cash flow; anticipated retail sales volumes and on-island sales; the anticipated financial and operational results of Laramie Energy, LLC; the amount of our discounted net cash flows and the impact of our NOL carryforwards thereon; our ability to identify, acquire and operate energy, related retailing and infrastructure companies with attractive competitive positions; the timing and expected results of certain development projects, as well as the impact of such investments on our product mix and on-island sales; our expectations regarding the impact of COVID-19 on our business, including an anticipated reduction in cash outlays, operating expenses, capital expenses and cost of sales; and other risks and uncertainties detailed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any other documents that we file with the Securities and Exchange Commission. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, such as changes to our financial condition and liquidity; the volatility of crude oil and refined product prices; operating disruptions at our refineries resulting from unplanned maintenance events or natural disasters; environmental risks; and risks of political or regulatory changes. We cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Additionally, significant uncertainties remain with respect to COVID-19 and its economic effects. Due to the unpredictable and unprecedented nature of the COVID-19 pandemic, we cannot identify all potential risks to, and impacts on, our business, including the ultimate adverse economic impact to our results of operations, financial position and liquidity. However, the adverse impact of COVID-19 on us has been and will likely continue to be material. There can be no guarantee that the operational and financial measures we have taken, and may take in the future, will be fully effective. We do not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. We further expressly disclaim any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
Ashimi Patel
Senior Manager, Investor Relations
(832) 916-3355
apatel@parpacific.com

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$1,217,525	$515,301	$2,106,205	$1,719,384
Operating expenses
Cost of revenues (excluding depreciation)	1,197,298	441,278	2,086,161	1,651,489
Operating expense (excluding depreciation)	68,821	67,027	143,009	140,418
Depreciation, depletion, and amortization	23,548	22,128	46,428	43,411
Impairment expense	—	—	—	67,922
Loss (gain) on sale of assets, net	510	—	(64,402)	—
General and administrative expense (excluding depreciation)	12,201	10,221	24,086	22,005
Acquisition and integration costs	(352)	90	86	755
Total operating expenses	1,302,026	540,744	2,235,368	1,926,000
Operating loss	(84,501)	(25,443)	(129,163)	(206,616)
Other income (expense)
Interest expense and financing costs, net	(17,186)	(16,414)	(35,337)	(35,088)
Debt extinguishment and commitment costs	(6,628)	—	(8,135)	—
Gain on curtailment of pension obligation	—	—	2,032	—
Other income (expense), net	(36)	455	25	479
Change in value of common stock warrants	—	—	—	4,270
Equity losses from Laramie Energy, LLC	—	(1,874)	—	(46,905)
Total other expense, net	(23,850)	(17,833)	(41,415)	(77,244)
Loss before income taxes	(108,351)	(43,276)	(170,578)	(283,860)
Income tax benefit (expense)	(607)	2,716	(607)	20,963
Net Loss	$(108,958)	$(40,560)	$(171,185)	$(262,897)

Weighted-average shares outstanding
Basic	59,367	53,265	56,837	53,246
Diluted	59,367	53,265	56,837	53,246

Loss per share
Basic	$(1.84)	$(0.76)	$(3.01)	$(4.94)
Diluted	$(1.84)	$(0.76)	$(3.01)	$(4.94)
Balance Sheet Data
(Unaudited)
(in thousands)

	June 30, 2021	December 31, 2020
Balance Sheet Data
Cash and cash equivalents	$174,329	$68,309
Working capital (1)	(502,500)	(250,587)
Debt, including current portion	570,981	708,593
Total stockholders’ equity	169,692	246,274
________________________________________

(1)Working capital is calculated as (i) total current assets excluding cash and cash equivalents less (ii) total current liabilities excluding current portion of long-term debt. Total current assets include inventories stated at the lower of cost or net realizable value.

Operating Statistics
The following table summarizes key operational data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total Refining Segment
Feedstocks throughput (Mbpd)	140.7	115.5	134.1	133.5
Refined product sales volume (Mbpd)	146.6	119.3	138.5	149.5

Hawaii Refineries
Combined Feedstocks throughput (Mbpd)	84.0	66.5	82.6	80.7
Par East throughput (Mbpd)	84.0	66.5	82.6	68.1
Par West throughput (Mbpd)	—	—	—	12.6

Yield (% of total throughput)
Gasoline and gasoline blendstocks	24.7%	23.6%	24.7%	24.3%
Distillates	46.8%	40.8%	44.9%	45.1%
Fuel oils	25.6%	29.0%	26.5%	26.4%
Other products	(0.4)%	2.9%	0.5%	0.2%
Total yield	96.7%	96.3%	96.6%	96.0%

Refined product sales volume (Mbpd)
On-island sales volume	87.3	69.1	82.6	94.3
Export sales volume	—	—	—	—
Total refined product sales volume	87.3	69.1	82.6	94.3

Adjusted Gross Margin per bbl ($/throughput bbl) (1)	$0.34	$(6.96)	$(0.05)	$(2.73)
Production costs per bbl ($/throughput bbl) (2)	3.40	4.45	3.69	3.81
DD&A per bbl ($/throughput bbl)	0.65	0.48	0.66	0.39

Washington Refinery
Feedstocks throughput (Mbpd)	38.7	35.9	35.2	38.4

Yield (% of total throughput)
Gasoline and gasoline blendstocks	23.6%	23.4%	24.0%	23.7%
Distillate	34.1%	34.9%	35.0%	35.7%
Asphalt	21.5%	19.2%	19.9%	18.8%
Other products	17.8%	18.3%	18.2%	19.2%
Total yield	97.0%	95.8%	97.1%	97.4%

Refined product sales volume (Mbpd)	40.9	36.9	40.1	40.3

Adjusted Gross Margin per bbl ($/throughput bbl) (1)	$(0.04)	$3.78	$(0.62)	$7.06
Production costs per bbl ($/throughput bbl) (2)	3.28	3.76	3.76	3.57
DD&A per bbl ($/throughput bbl)	1.49	1.49	1.62	1.46

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Wyoming Refinery
Feedstocks throughput (Mbpd)	18.0	13.1	16.3	14.4

Yield (% of total throughput)
Gasoline and gasoline blendstocks	45.6%	45.7%	47.1%	48.6%
Distillate	46.6%	47.8%	45.9%	46.1%
Fuel oils	2.4%	2.1%	2.0%	1.8%
Other products	2.5%	2.0%	1.9%	1.2%
Total yield	97.1%	97.6%	96.9%	97.7%

Refined product sales volume (Mbpd)	18.4	13.3	15.8	14.9

Adjusted Gross Margin per bbl ($/throughput bbl) (1)	$10.25	$6.22	$6.74	$2.39
Production costs per bbl ($/throughput bbl) (2)	5.71	7.72	6.78	7.06
DD&A per bbl ($/throughput bbl)	2.63	4.13	2.85	3.73

Market Indices ($ per barrel)
3-1-2 Singapore Crack Spread (3)	$4.38	$(0.14)	$4.09	$3.99
Pacific Northwest 5-2-2-1 Index (4)	16.05	11.92	13.77	12.58
Wyoming 3-2-1 Index (5)	30.04	17.39	25.53	16.62

Crude Oil Prices ($ per barrel)
Brent	$69.08	$33.39	$65.22	$42.10
WTI	66.17	28.00	62.18	36.99
ANS	69.44	28.17	65.57	40.22
Bakken Clearbrook	65.99	24.63	61.82	33.65
WCS Hardisty	53.33	18.40	49.77	23.18
Brent M1-M3	0.96	(2.19)	0.89	(1.37)

Retail Segment
Retail sales volumes (thousands of gallons)	28,871	22,586	53,672	51,027
________________________________________
(1)We calculate Adjusted Gross Margin per barrel by dividing Adjusted Gross Margin by total refining throughput. Adjusted Gross Margin for our Washington refinery is determined under the last-in, first-out (“LIFO”) inventory costing method. Adjusted Gross Margin for our other refineries is determined under the first-in, first-out (“FIFO”) inventory costing method. Please see discussion of Adjusted Gross Margin below.
(2)Management uses production costs per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production costs per barrel; different companies within the industry calculate it in different ways. We calculate production costs per barrel by dividing all direct production costs, which include the costs to run the refineries including personnel costs, repair and maintenance costs, insurance, utilities, and other miscellaneous costs, by total refining throughput. Our production costs are included in Operating expense (excluding depreciation) on our condensed consolidated statement of operations, which also includes costs related to our bulk marketing operations.
(3)We believe the 3-1-2 Singapore Crack Spread (or three barrels of Brent crude oil converted into one barrel of gasoline and two barrels of distillates (diesel and jet fuel)) is the most representative market indicator of our current operations in Hawaii.
(4)We believe the Pacific Northwest 5-2-2-1 Index is the most representative market indicator for our operations in Tacoma, Washington. The Pacific Northwest 5-2-2-1 Index is computed by taking two parts gasoline (sub-octane), two parts middle distillates (ULSD and jet fuel), and one part fuel oil as created from five barrels of Alaskan North Slope (“ANS”) crude oil.
(5)The profitability of our Wyoming refinery is heavily influenced by crack spreads in nearby markets. We believe the Wyoming 3-2-1 Index is the most representative market indicator for our operations in Wyoming. The Wyoming 3-2-1 Index is computed by taking two parts gasoline and one part distillates (ULSD) as created from three barrels of West Texas

Intermediate Crude Oil (“WTI”). Pricing is based 50% on applicable product pricing in Rapid City, South Dakota, and 50% on applicable product pricing in Denver, Colorado.
Non-GAAP Performance Measures
Management uses certain financial measures to evaluate our operating performance that are considered non-GAAP financial measures. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies.
Adjusted Gross Margin
Adjusted Gross Margin is defined as (i) operating income (loss) plus operating expense (excluding depreciation), impairment expense, inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase or terminal obligations, contango (gains) and backwardation losses associated with our Washington inventory and intermediation obligation, and purchase price allocation adjustments), depreciation, depletion, and amortization (“DD&A”); Renewable Identification Numbers (“RINs”) loss (gain) in excess of net obligation (which represents the income statement effect of reflecting our RINs liability on a net basis), loss (gain) on sale of assets, and unrealized loss (gain) on derivatives or (ii) revenues less cost of revenues (excluding depreciation) plus inventory valuation adjustment, unrealized loss (gain) on derivatives, and RINs loss (gain) in excess of net obligation. We define cost of revenues (excluding depreciation) as the hydrocarbon-related costs of inventory sold, transportation costs of delivering product to customers, crude oil consumed in the refining process, costs to satisfy our RINs and environmental credit obligations, and certain hydrocarbon fees and taxes. Cost of revenues (excluding depreciation) also includes the unrealized gain (loss) on derivatives and the inventory valuation adjustment that we exclude from Adjusted Gross Margin. Beginning in the third quarter of 2020, Adjusted Gross Margin excludes the LIFO layer liquidation impacts associated with our Washington inventory. There was no LIFO liquidation adjustment for the three and six months ended June 30, 2020.
Management believes Adjusted Gross Margin is an important measure of operating performance and uses Adjusted Gross Margin per barrel to evaluate operating performance and compare profitability to other companies in the industry and to industry benchmarks. Management believes Adjusted Gross Margin provides useful information to investors because it eliminates the gross impact of volatile commodity prices and adjusts for certain non-cash items and timing differences created by our inventory financing agreements and lower of cost and net realizable value adjustments to demonstrate the earnings potential of the business before other fixed and variable costs, which are reported separately in Operating expense (excluding depreciation) and Depreciation, depletion, and amortization.
Adjusted Gross Margin should not be considered an alternative to operating income (loss), cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted Gross Margin presented by other companies may not be comparable to our presentation since each company may define this term differently as they may include other manufacturing costs and depreciation expense in cost of revenues.
The following tables present a reconciliation of Adjusted Gross Margin to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

Three months ended June 30, 2021	Refining	Logistics	Retail
Operating income (loss)	$(99,119)	$14,542	$12,651
Operating expense (excluding depreciation)	47,944	3,494	17,383
Depreciation, depletion, and amortization	14,561	5,377	2,874
Loss (gain) on sale of assets, net	1,664	(21)	(1,133)
Inventory valuation adjustment	25,284	—	—
LIFO liquidation adjustment	2,263	—	—
RINs loss in excess of net obligation	25,207	—	—
Unrealized loss (gain) on derivatives	1,404	—	—
Adjusted Gross Margin (1) (2)	$19,208	$23,392	$31,775

Three months ended June 30, 2020	Refining	Logistics	Retail
Operating income (loss)	$(36,757)	$6,303	$16,180
Operating expense (excluding depreciation)	49,385	2,247	15,395
Depreciation, depletion, and amortization	12,706	5,902	2,664
Inventory valuation adjustment	(35,979)	—	—
RINs loss in excess of net obligation	10,738	—	—
Unrealized loss (gain) on derivatives	(22,431)	—	—
Adjusted Gross Margin (1) (2)	$(22,338)	$14,452	$34,239

Six Months Ended June 30, 2021	Refining	Logistics	Retail
Operating income (loss)	$(189,984)	$24,619	$62,006
Operating expense (excluding depreciation)	101,282	7,390	34,337
Depreciation, depletion, and amortization	28,625	10,631	5,534
Loss (gain) on sale of assets, net	(19,595)	(21)	(44,786)
Inventory valuation adjustment	39,459	—	—
LIFO liquidation adjustment	4,151	—	—
RINs loss in excess of net obligation	53,977	—	—
Unrealized loss (gain) on derivatives	(2,608)	—	—
Adjusted Gross Margin (1)	$15,307	$42,619	$57,091

Six Months Ended June 30, 2020	Refining	Logistics	Retail
Operating income (loss)	$(205,327)	$25,079	$(1,929)
Operating expense (excluding depreciation)	101,629	6,518	32,271
Depreciation, depletion, and amortization	25,700	10,569	5,463
Impairment expense	38,105	—	29,817
Inventory valuation adjustment	39,345	—	—
RINs loss in excess of net obligation	17,340	—	—
Unrealized loss (gain) on derivatives	445	—	—
Adjusted Gross Margin (2)	$17,237	$42,166	$65,622
________________________________________
(1)There was no impairment expense recorded in Operating income (loss) by segment for the three and six months ended June 30, 2021 and the three months ended June 30, 2020.
(2)There was no LIFO liquidation adjustment or loss (gain) on sale of assets for the three and six months ended June 30, 2020.
Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) is defined as Net income (loss) excluding changes in the value of contingent consideration and common stock warrants, acquisition and integration costs, unrealized (gain) loss on derivatives, debt extinguishment and commitment costs, increase in (release of) tax valuation allowance and other deferred tax items, inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase or terminal obligations, contango (gains) and backwardation losses associated with our Washington inventory and intermediation obligation, and purchase price allocation adjustments), severance costs, impairment expense, (gain) loss on sale of assets, Par’s share of Laramie Energy’s unrealized loss (gain) on derivatives, RINs loss (gain) in excess of net obligation, and impairment expense associated with our investment in Laramie Energy and our share of Laramie Energy’s asset impairment losses in excess of our basis difference. Beginning in the third quarter of 2020, Adjusted Net Income (Loss) by segment excludes the LIFO layer liquidation impacts associated with our Washington inventory. There were no LIFO liquidation adjustments for the three and six months ended June 30, 2020.
Adjusted EBITDA is Adjusted Net Income (Loss) excluding interest expense and financing costs, income taxes, DD&A, and equity losses (earnings) from Laramie Energy, excluding Par’s share of unrealized loss (gain) on derivatives, impairment of Par’s investment, and our share of Laramie Energy’s asset impairment losses in excess of our basis difference.

We believe Adjusted Net Income (Loss) and Adjusted EBITDA are useful supplemental financial measures that allow investors to assess:
•The financial performance of our assets without regard to financing methods, capital structure, or historical cost basis;
•The ability of our assets to generate cash to pay interest on our indebtedness; and
•Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.
Adjusted Net Income (Loss) and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted Net Income (Loss) and Adjusted EBITDA presented by other companies may not be comparable to our presentation as other companies may define these terms differently.
The following table presents a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Loss	$(108,958)	$(40,560)	$(171,185)	$(262,897)
Inventory valuation adjustment	25,284	(35,979)	39,459	39,345
LIFO liquidation adjustment	2,263	—	4,151	—
RINs loss in excess of net obligation	25,207	10,738	53,977	17,340
Unrealized loss (gain) on derivatives	1,404	(22,431)	(2,608)	445
Acquisition and integration costs	(352)	90	86	755
Debt extinguishment and commitment costs	6,628	—	8,135	—
Changes in valuation allowance and other deferred tax items (1)	—	(2,714)	—	(21,087)
Change in value of common stock warrants	—	—	—	(4,270)
Severance costs	—	96	16	245
Loss (gain) on sale of assets, net	510	—	(64,402)	—
Impairment expense	—	—	—	67,922
Impairment of Investment in Laramie Energy, LLC (2)	—	—	—	45,294
Par’s share of Laramie Energy’s unrealized gain on derivatives (2)	—	—	—	(1,110)
Adjusted Net Loss (3)	(48,014)	(90,760)	(132,371)	(118,018)
Depreciation, depletion, and amortization	23,548	22,128	46,428	43,411
Interest expense and financing costs, net	17,186	16,414	35,337	35,088
Equity losses from Laramie Energy, LLC, excluding Par’s share of unrealized loss (gain) on derivatives and impairment losses	—	1,874	—	2,721
Income tax expense	607	(2)	607	124
Adjusted EBITDA	$(6,673)	$(50,346)	$(49,999)	$(36,674)

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(1)Includes increases in (releases of) our valuation allowance associated with business combinations and changes in deferred tax assets and liabilities that are not offset by a change in the valuation allowance. These tax expenses (benefits) are included in Income tax benefit (expense) on our condensed consolidated statements of operations.
(2)Included in Equity losses from Laramie Energy, LLC on our condensed consolidated statements of operations.
(3)For the three and six months ended June 30, 2021 and 2020, there was no change in value of contingent consideration.

The following table sets forth the computation of basic and diluted Adjusted Net Income (Loss) per share (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted Net Loss	$(48,014)	$(90,760)	$(132,371)	$(118,018)
Undistributed Adjusted Net Income allocated to participating securities	—	—	—	—
Adjusted Net Loss attributable to common stockholders	(48,014)	(90,760)	(132,371)	(118,018)
Plus: effect of convertible securities	—	—	—	—
Numerator for diluted loss per common share	$(48,014)	$(90,760)	$(132,371)	$(118,018)

Basic weighted-average common stock shares outstanding	59,367	53,265	56,837	53,246
Add dilutive effects of common stock equivalents (1)	—	—	—	—
Diluted weighted-average common stock shares outstanding	59,367	53,265	56,837	53,246

Basic Adjusted Net Loss per common share	$(0.81)	$(1.70)	$(2.33)	$(2.22)
Diluted Adjusted Net Loss per common share	$(0.81)	$(1.70)	$(2.33)	$(2.22)
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(1)Entities with a net loss from continuing operations are prohibited from including potential common shares in the computation of diluted per share amounts. We have utilized the basic shares outstanding to calculate both basic and diluted Adjusted Net Loss per common share for the three and six months ended June 30, 2021 and 2020.
Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as Operating income (loss) by segment excluding depreciation, depletion, and amortization expense, inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase or terminal obligations, contango (gains) and backwardation losses associated with our Washington inventory and intermediation obligation, and purchase price allocation adjustments), unrealized loss (gain) on derivatives, severance costs, impairment expense, acquisition and integration costs, RINs loss (gain) in excess of net obligation, and (gain) loss on sale of assets. Adjusted EBITDA also includes Other income (expense), net, and Gain on curtailment of pension obligation, which are presented below operating income (loss) on our condensed consolidated statements of operations. Beginning in the third quarter of 2020, Adjusted EBITDA by segment excludes the LIFO layer liquidation impacts associated with our Washington inventory. There was no LIFO liquidation adjustment for the three and six months ended June 30, 2020.

We believe Adjusted EBITDA by segment is a useful supplemental financial measure to evaluate the economic performance of our segments without regard to financing methods, capital structure, or historical cost basis. The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

	Three Months Ended June 30, 2021
	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$(99,119)	$14,542	$12,651	$(12,575)
Depreciation, depletion, and amortization	14,561	5,377	2,874	736
Inventory valuation adjustment	25,284	—	—	—
LIFO liquidation adjustment	2,263	—	—	—
RINs loss in excess of net obligation	25,207	—	—	—
Unrealized loss (gain) on derivatives	1,404	—	—	—
Acquisition and integration costs	—	—	—	(352)
Severance costs	—	—	—	—
Loss (gain) on sale of assets, net	1,664	(21)	(1,133)	—
Other income (expense), net	—	—	—	(36)
Adjusted EBITDA (1) (2)	$(28,736)	$19,898	$14,392	$(12,227)

	Three Months Ended June 30, 2020
	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$(36,757)	$6,303	$16,180	$(11,169)
Depreciation, depletion, and amortization	12,706	5,902	2,664	856
Inventory valuation adjustment	(35,979)	—	—	—
RINs loss in excess of net obligation	10,738	—	—	—
Unrealized loss (gain) on derivatives	(22,431)	—	—	—
Acquisition and integration costs	—	—	—	90
Severance costs	—	—	—	96
Other income (expense), net	—	—	—	455
Adjusted EBITDA (1) (2) (3)	$(71,723)	$12,205	$18,844	$(9,672)

	Six Months Ended June 30, 2021
	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$(189,984)	$24,619	$62,006	$(25,804)
Depreciation, depletion and amortization	28,625	10,631	5,534	1,638
Inventory valuation adjustment	39,459	—	—	—
LIFO liquidation adjustment	4,151	—	—	—
RINs loss in excess of net obligation	53,977	—	—	—
Unrealized loss (gain) on derivatives	(2,608)	—	—	—
Acquisition and integration costs	—	—	—	86
Severance costs	—	16	—	—
Loss (gain) on sale of assets, net	(19,595)	(21)	(44,786)	—
Impairment expense	—	—	—	—
Gain on curtailment of pension obligation	1,802	228	2	—
Other income (expense), net	—	—	—	25
Adjusted EBITDA (1)	$(84,173)	$35,473	$22,756	$(24,055)

	Six Months Ended June 30, 2020
	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$(205,327)	$25,079	$(1,929)	$(24,439)
Depreciation, depletion and amortization	25,700	10,569	5,463	1,679
Inventory valuation adjustment	39,345	—	—	—
RINs loss (gain) in excess of net obligation	17,340	—	—	—
Unrealized loss (gain) on derivatives	445	—	—	—
Acquisition and integration costs	—	—	—	755
Severance costs	88	—	—	157
Impairment expense	38,105	—	29,817	—
Other income (expense), net	—	—	—	479
Adjusted EBITDA (2) (3)	$(84,304)	$35,648	$33,351	$(21,369)
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(1)There was no impairment expense recorded in Operating income (loss) by segment for the three and six months ended June 30, 2021 and the three months ended June 30, 2020.
(2)There was no gain on curtailment of pension obligation for the three months ended June 30, 2021 and the three and six months ended June 30, 2020.
(3)There was no LIFO liquidation adjustment or loss (gain) on sale of assets for the three and six months ended June 30, 2020.
Laramie Energy Adjusted EBITDAX
Adjusted EBITDAX is defined as net income (loss) excluding commodity derivative loss (gain), loss (gain) on settled derivative instruments, interest expense, non-cash preferred dividend, depreciation, depletion, amortization, and accretion, exploration and geological and geographical expense, bonus accrual, equity-based compensation expense, loss (gain) on disposal of assets, and expired acreage (non-cash). We believe Adjusted EBITDAX is a useful supplemental financial measure to evaluate the economic and operational performance of exploration and production companies such as Laramie Energy.
The following table presents a reconciliation of Laramie Energy’s Adjusted EBITDAX to the most directly comparable GAAP financial measure, net income (loss) for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$132	$(14,349)	$40,583	$(13,775)
Commodity derivative loss (gain)	761	1,542	1,350	(1,909)
Gain (loss) on settled derivative instruments	(30)	2,597	(1,167)	3,634
Interest expense and loan fees	3,013	2,217	7,203	4,511
Non-cash preferred dividend	1,913	1,663	3,742	3,270
Depreciation, depletion, amortization, and accretion	8,777	10,714	16,497	20,658
Exploration and geological and geographical expense	308	154	342	192
Bonus accrual	27	675	602	284
Equity-based compensation expense	—	8	—	16
Loss (gain) on disposal of assets	4	21	(39)	182
Expired acreage (non-cash)	246	126	338	163
Total Adjusted EBITDAX	$15,151	$5,368	$69,451	$17,226